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                                                                      EXHIBIT 99


      Interliant Undertakes Restructuring to Focus on Select ASP Offerings

            Company Reduces Earnings Outlook for First Quarter 2001

     PURCHASE, NY, APRIL 2, 2001 -- Interliant, Inc. (NASDAQ:INIT), a leading global application services provider (ASP), today announced that it is undertaking a restructuring of its business to focus on select solution offerings in which the Company believes it has a competitive advantage. In conjunction, the Company also announced that, in the foreseeable future, it will not make future investments in solutions that fall outside of its narrowed focus.

     "During the first quarter of 2001, the economy slowed to a far greater extent and more rapidly than we had anticipated at the time we reported fourth quarter 2000 results," said Herb Hribar, Interliant president and CEO. "In addition, the rate of adoption for the ASP model is lower than we expected. Given these factors, and after carefully reevaluating our business plan for the year, we concluded that it is critical for us to direct our energies and resources to those offerings that give us the greatest opportunity for growth and return on investment."
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Five Key Areas
--------------

     Interliant's new business focus will include the areas in which it expects to realize sales momentum and demand for services. These areas are: Managed Messaging (on both the Lotus Domino and Microsoft Exchange platforms), Managed Hosting, OEM (private label) Web hosting, Managed Security services, and Professional Services.

     "We believe we have a competitive presence and an opportunity to claim a leadership position in each of these areas," Hribar said. "These also are our highest-demand offerings, and prior investments in infrastructure and personnel should enable us to take them to the next level. We anticipate that our concentrated focus also will enable us to direct additional resources to these areas and, therefore, to deliver considerable benefit to our existing customers. We remain fully committed to the services we provide our customers."

Restructuring Activities
------------------------

     The Company will not make further investments in hosting for the following solutions that lie outside its narrowed focus: enterprise resource planning
(ERP), including Human Resources and Financial solutions; customer relationship management (CRM); and e-commerce hosting solutions. The Company also is exploring the disposition of certain assets and business units outside its narrowed solution focus. The Company will, however, continue to service existing customers in these areas until the time of such disposition.

     In connection with the restructuring, the Company will eliminate approximately 190 positions, or 14 percent of its workforce, immediately. The Company expects that this workforce reduction will result in a charge in the range of approximately $3 to $4 million in the Second Quarter of 2001. There also will be additional material write-offs or charges in connection with the events described in this press release that will affect the Second Quarter of 2001 and other periods.
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Lowered First Quarter Guidance
-------------------------------

     Interliant also announced that it expects its revenues for the First Quarter of 2001 to be in the range of $37 million, which is lower than for the Fourth Quarter of 2000 and below its previous guidance of $44 to $46 million. Due to the change in the focus of its business model and reduced visibility, Interliant is not able to provide guidance for the balance of fiscal year 2001 at this time. However, the Company has experienced a decline in new revenue bookings in the First Quarter of 2001. The Company plans to announce financial results for the First Quarter on May 3, 2001, before the market opens.

Form 10-K Extension Request Filed
---------------------------------

     The Company has not fully assessed all of the implications of the restructuring actions that it is taking or contemplating. For these reasons, the Company has requested a 15-day extension for filing the Company's Form 10-K for 2000 with the Securities and Exchange Commission.

Equity Financing
----------------

     In light of the lowered First Quarter results, the reduced visibility to the balance of 2001, and the restructuring described above, the $20 million equity financing from an affiliate of Charterhouse Group International, Inc., has not been consummated. There can be no assurances that the Company will complete any future financings.

Conference Call
---------------

     Interliant anticipates that it will host a conference call immediately following the filing of its Form 10-K for 2000. Details of that call will be published once it has been scheduled.

About Interliant
----------------

     Interliant, Inc. (Nasdaq:INIT) is a leading global application service provider (ASP) and pioneer in the ASP market. Interliant's INIT Solutions Suite includes managed messaging, managed hosting, security, OEM Web hosting, and professional services. Interliant, headquartered in Purchase, NY, has forged strategic alliances with the world's
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leading software, networking and hardware manufacturers including Microsoft
(Nasdaq:MSFT), Dell Computer Corporation (Nasdaq:DELL), Oracle Corporation (Nasdaq:ORCL), Verisign/Network Solutions (Nasdaq:VRSN), IBM (NYSE:IBM), Sun Microsystems Inc. (Nasdaq:SUNW), and Lotus Development Corp. For more information about Interliant, visit www.interliant.com.
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Interliant and INIT Solutions Suite are trademarks of Interliant, Inc., in the
United States, other countries, or both. Other company, product, and service names may be trademarks or service marks of others.

     This press release contains forward-looking statements that can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "plan," "forecast" and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in Interliant's business strategy or an inability to execute Interliant's strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and other 1999 and 2000 filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant's forward-looking statements and investors therefore should not consider any list of factors affecting Interliant's forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.